KPMG LLP Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 29, 2024, with respect to the financial statements and financial highlights of RiverNorth Capital and Income Fund, Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Senior Securities” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information filed on Form N-2.

Columbus, Ohio
February 24, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.